SERVICES AGREEMENT


Agreement dated as of February 8, 2000, between Hawthorne Direct Inc, an Iowa corporation with offices at 300 North 16th Street, Fairfield, Iowa 52556, hereinafter referred to as "Hawthorne", and Nova Pharmaceutical, a Nevada corporation with offices at 31712 Casino Drive, Lake Elsinore, California 9253001, hereinafter referred to as "Client".

(1) Hawthorne agrees to produce for Client a broadcast quality television commercial (hereinafter referred to as "Commercial") which will be 28:30 in length, advertising Client's weight loss product called NxTrim (hereinafter referred to as "Product").

(2) At Hawthorne's discretion, Client shall approve, in writing, those elements of Commercial as identified on the Approval
Rider, Attachment A. Hawthorne shall request Client's approval prior to proceeding with each Commercial element as identified on the Approval Rider. Client shall either grant approval, or explain why it is not doing so, on a timely basis.

(3) Hawthorne will submit one VHS copy of the completed Commercial to Client for approval prior to its release to any media..

(4)	Unless otherwise agreed to in writing by Client, the total cost
(excluding all talent,  travel and legal costs) of Commercial, as contemplated by the final version of Commercial script ("
Script"), shall not exceed $200,000 ("Cost Estimate").  To the extent the total cost (excluding talent, travel and legal costs)
exceeds $200,000 due to changes requested by Client subsequent to the final Script approval or for schedule delays due to Product claims substantiation, Product manufacturing requirements, or events within Client's reasonable control, Client shall be
responsible for such excess costs.  To the extent the total cost exceeds $200,000 due to Hawthorne's failure to anticipate or budget for foreseeable expenses, Hawthorne shall be responsible for such excess costs.
 .
(5)   The terms of payment are as follows:

a.    $50,000 at the time this Agreement is signed;

b. $70,000 upon Hawthorne's delivery of first draft of Script to Client;

c. $70,000 plus estimated travel and talent expenses one business day prior to commencement of principal photography for the Commercial; and

d. Final balance upon delivery of final Commercial edit to Client.

(6) The following costs are above and beyond Cost Estimate and will be billed to Client at Hawthorne's cost:

a. All travel and living expenses incurred by Hawthorne personnel (coach airfare, standard hotel rates, $50 meal per diems).

b. All legal opinions of the Script, off-line and on-line edits (estimated cost: $1,500 to $5,000) rendered by attorneys with expertise in direct response television law.

c. All talent related costs related to the production and subsequent airing of the Commercial including, but not limited to:

 Talent casting, travel, wardrobe, teachers, broker fees;
Talent fees and royalties, payroll fees, pension and welfare fees, taxes;
AFTRA/SAG talent residuals

(7)The following talent related costs will be billed to Client at indicated rates:

Talent search/negotiation         $200/hr.
Residuals tracking/calculation    $150/13 week cycle

(8) Client understands that Hawthorne is a signatory of AFTRA and SAG and will contract only with AFTRA and/or SAG talent. Client agrees to provide Hawthorne with talent royalty statements and render payment to Hawthorne at least five (5) business days prior to the date on which Hawthorne is obligated to pay royalties and fees to talent and agency, if any.

(9) If Hawthorne causes the creation of original music for the Commercial (hereinafter referred to as "Original Music"), Hawthorne shall retain publishing rights and publishing royalties in connection with Original Music. Hawthorne shall grant to Client the non-exclusive, perpetual right to the use of such Original Music in, and in connection with, the Commercial. In the event that an individual or entity other than Hawthorne purchases media time for the Commercial at any time in the future, Client agrees to provide Hawthorne or its designated representative a monthly media buy list which shall be used for the exclusive purpose of obtaining royalties for Original Music. Such media buy lists will contain the following information, and shall be grouped by broadcast market or cable network: name of broadcast market, station or network call letters, date and time of airing.

(10)	For a period of two (2) years following the initial air date of the Commercial, or for as long as the Commercial is aired on television, whichever is longest, Client agrees to remit to Hawthorne a Participation Fee equal to two percent (2%) of all Net Product sales generated as a result of airing the Commercial
("Commercial Sales") and one percent (1%)  of wholesale revenues
( "Retail Sales") generated by Client or Client's agents, subcontractors and representatives. For purposes of this Agreement, Net Product Sales are equal to gross Product sales less returns and bad debts, and do not include sales taxes or shipping and handling fees.

         (a) Client agrees to remit such Participation Fees to Hawthorne monthly by the fifteenth of the month immediately following the month in which Client receives Product sales revenues. Each payment made to Hawthorne shall be accompanied by a detailed accounting statement setting forth the number of units of Product sold during the applicable month, the actual selling price, shipping and handling charge, and tax charge for each unit of Product, and the calculation of the amount of Participation Fee shown thereby to be due to Hawthorne for such month.

         (b) Client grants Hawthorne the right to examine Client's books and records related to Product sales resulting from Commercial up to two (2) times per calendar year, such examination to take place at Client's place of business during normal business hours upon fifteen
(15) days written notice. Hawthorne agrees to bear the cost of such examination except in the event that examination discloses a discrepancy in Hawthorne's favor of more than five percent (5%); then Client shall bear Hawthorne's costs of such examination.

(11) For purposes of taping Commercial, Client will provide Hawthorne with six (6) complete Product units at no charge to Hawthorne.

(12) Provided that Client is not in breach of this Agreement, Client is entitled to full ownership rights to Commercial and will receive one edit master.

(13) Hawthorne, on an exclusive basis, will purchase, for Client, media time for Commercial. Hawthorne will receive a commission equal to 12% of the total gross media cost for media time that is purchased by Hawthorne for Commercial. Client agrees to pay Hawthorne at least $25,000 for the Media Test and creation of dub masters and dubs for Media Test, payment of which is to be received by Hawthorne at least three weeks prior to the initial telecast. Subsequent media buy costs and related commissions will be invoiced weekly to Client by Hawthorne to meet broadcast station and cable network (hereinafter collectively referred to as "Stations") payment schedules, payment of which is to be sent via bank wire or overnight courier and received by Hawthorne within five (5) days of receipt of invoice. Hawthorne reserves the right to cancel media booked on behalf of Client in the event that Client payment is not received by Hawthorne as provided for herein. Client agrees to pay interest at 1-1/2% per month on all media payments received by Hawthorne more than ten (10) days after receipt of invoice.

(14) Subsequent to the completion of the Commercial, all production work related to airing Commercial, such as additional masters, broadcast dubs, special edits, and shipping of dubs are additional costs. Hawthorne shall invoice Client at Hawthorne's current rates set forth in Attachment B. As a service to Client, Hawthorne will store edited Commercial source footage, masters, sub masters, source video and audio tapes, film transfers, and graphics discs (hereinafter referred to as ("Source Materials") in Hawthorne's climate controlled library. Hawthorne shall not be liable for any damage to or loss of Source Materials by any cause including, without limitation, fire, theft, act of God, or the negligence or other fault of Hawthorne or its employees or agents. While Client
Source Materials are stored at Hawthorne facilities, Hawthorne's liability is limited to the cost of a like amount and type of blank stock only. This is the Client's sole remedy, and recovery for any other damages is excluded, including, without limitation, incidental or consequential damages.

(15)	Client warrants that, upon its approval, the finished Commercial and content therein shall be truthful and not in violation of applicable law, and that the Product will perform as indicated within the Commercial. Client represents and warrants that all Products advertised or otherwise promoted in the Commercial have received any necessary government or other approvals, and are legal to be advertised and sold to consumers in the United
       States or any other country where the Commercial is aired.

Client agrees to abide by all marketing guidelines as issued by the Electronic Retailing Association ("ERA"), a current copy of which is included as Attachment C to this Agreement. Client understands that Hawthorne is a member of ERA and accordingly is required to certify to every broadcaster and cablecaster which airs Commercial that Commercial complies with the ERA Marketing Guidelines. Client acknowledges that Client is solely responsible for adequately substantiating all Product claims, upon which Hawthorne will rely in producing Commercial, and agrees, prior to actual taping of any portion of Commercial, to provide Hawthorne with written substantiation of all Product claims made in Commercial.

(16) Client acknowledges that Hawthorne's media rates constitute the secret and confidential information of Hawthorne giving it a competitive advantage over others in the industry. Client agrees to hold such information in confidence and not to, directly or indirectly, disclose such information to competitors of Hawthorne or others, for any purpose. Client understands that any breach by Client of this Paragraph 16 may cause Hawthorne irreparable damage, and that Hawthorne would not be entering into this Agreement but for Client's agreement set forth in this Paragraph 16.

(17) Client acknowledges that it is well informed of the financial risks associated with airing Commercial and agrees to in no way hold Hawthorne financially responsible for degree of success resulting from airing Commercial. Hawthorne provides no warranty, express or otherwise, as to the potential degree of success to result from airing Commercial.

(18) Client agrees to contract with Hawthorne exclusively for Hawthorne to provide various marketing services to Client, including but not limited to: international distribution, television home shopping, direct response print advertising, catalog advertising, radio, direct mail advertising, and credit card syndication, hereinafter collectively referred to as "Integrated Marketing Services." Specific Integrated Marketing


Services and fee structure for will be specified in a contract that both parties agree to negotiate in good faith within sixty
(60) days of execution of this Agreement.

(19) At Client's option and as preapproved by Client, Hawthorne will provide account management services at Client's place of business and/or consulting services for telemarketing, fulfillment, computer programming and various aftermarket opportunities. Consulting services will be billed at $125 per hour. Any reasonable travel and living expenses incurred by Hawthorne and preapproved by Client in connection with such consulting will be paid by Client (actual cost of coach airfare, standard hotel rates, local travel, $50 meal per diem).

(20)	Client shall indemnify and hold Hawthorne and any of its
affiliates, executives and employees free and harmless from all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and legal fees) arising out of the airing or other use of Commercial, and/or the Products sold as a consequence of Commercial, whether instituted by any governmental body, federal, state, or local, any prosecutorial or law enforcement agency, or any other person or organization, including, but not limited to, any FTC, FDA, or Dept. of Agriculture proceeding or investigation, and any suit for product liability. Client shall obtain product liability insurance in the amount of at least $2 million naming Hawthorne as an insured, and shall provide a Certificate of Insurance from the carrier to Hawthorne prior to delivery of the final tape of Commercial. Hawthorne shall give Client prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Client, and to control such defense.

(20)	Hawthorne shall indemnify and hold Client and any of its
affiliates, executives and employees free and harmless from all suits, claims, demands and other liabilities and expenses
(including, but not limited to, actual damages, punitive

damages, fines and legal fees)arising out of the production of Commercial. Client shall give Hawthorne prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Hawthorne, and to control such defense.

(21) Subsequent to completion of the Commercial, this Agreement may be canceled by either party ninety (90) days after receipt of written notice of such cancellation. In the event of such cancellation, Participation Fees, as described in Paragraph 10 herein, shall be continued to be paid to Hawthorne as provided for in Paragraph 10.

(22) In the event of any dispute under or related to this Agreement, both parties agree that such dispute shall be determined by arbitration proceedings conducted in Chicago, IL, under the then current commercial rules of the American Arbitration Association, and any award rendered therein in favor of a party in such proceeding may be enforced in any court of competent jurisdiction. In the event of arbitration, the prevailing party shall be entitled to reasonable attorney's fees and costs.

(23) This Agreement contains the entire agreement and understanding between the parties regarding the subject of this Agreement, and no modification or amendment of this Agreement shall be effective unless contained in a written instrument signed by both parties.

(24) This Agreement shall be governed by the laws of the Iowa without regard to the conflict of law provisions thereof.

(25) Any notice under this Agreement shall be in writing sent by telefax or overnight mail to each party at the address set forth above.

HAWTHORNE DIRECT INC


BY:
Date
TITLE:


THE CLIENT


BY:
Date
TITLE:

CREATIVE AND PRODUCTION APPROVAL RIDER


If requested by Hawthorne, Client agrees to indicate final written approval of various elements of Commercial by signing in the appropriate space below and returning a copy of this Addendum to Hawthorne. Hawthorne, at its discretion, may require signature prior to proceeding to the next production phase of Commercial. Client herein
designates                 as The Representative who has the authority
to, and will in a prompt manner, provide written approvals.


Commercial Element

  Approval Signature

      Date Approved

Script

Off-line edit

Final program

Attachment A

Videotape Dubbing and Editing Rates
Duplication (with no editing)

30 Minutes                 1 to 2 Minute
Programs	                      Spots

1/2" VHS Demo               $7       $5
3/4" Broadcast Dub         $30      $25
Beta Broadcast Tape        $40      $25
Beta SP Broadcast Tape     $50      $30
1" Broadcast Dub           $50      $15
Digital Beta               $75      $55
D-2                       $130      $70
Closed Captioning	       $1,100      N/A

Note:    $10 additional charge per tape for 24 hour turnaround.  Above rates do not include shipping charges for tapes sent to or returned from stations.


Commercial and Program Editing


30 Minute           1 to 2 Minute
Programs              Spots

Dub Master-Custom Voice Over*       $175  $36
Special Edit **                     $150  $36

*   Dub masters are created each time a new 800# is used.

**   Special edits are required for changes in show length (as
specified by certain cable networks), product price changes, inserting special keys and crawls into the body of the show, voice or music change, graphic tag change, etc.


DUB RATE C
Rev. 991221
Attachment B

TERMS OF BUSINESS - VIDEOTAPE DUBBING AND EDITING

ALL ORDERS FOR VIDEOTAPE DUBBING AND EDITING ARE ACCEPTED SUBJECT TO THE FOLLOWING TERMS OF BUSINESS:

1. PRICES: Prices to be charged for all materials, services and facilities shall be the prices of hawthorne direct inc ("Hawthorne") in force at the date of delivery of such items by Hawthorne. Prices are subject to change without notice. All prices are F.O.B. Hawthorne, Fairfield, Iowa. Tapes and film elements (hereinafter referred to as "tapes") submitted to Hawthorne shall be suitable for use by the method employed by Hawthorne in its commercial operations when the use occurs. Tapes transported to and from Hawthorne shall be at Client's risk and expense. Local, state, federal or other governmental charges for sales, use, manufacturing, excise and like taxes shall be added to all Hawthorne prices.

2. TERMS OF PAYMENT: Client agrees to pay Hawthorne for all services performed and invoiced to Client immediately upon completion of services, unless specified differently in a contractual agreement between Hawthorne and Client. Client agrees to pay interest at 1-
1/2% per month on all accounts which are not paid when due. Client agrees to pay all costs and expenses, including reasonable attorney fees incurred by Hawthorne in connection with the collection of amounts owing to Hawthorne . Any claims for adjustment in connection with an invoice must be presented to Hawthorne in writing within thirty (30) days from the date of the invoice in question. Client hereby waives any claim for adjustment in billing which is not timely presented according to the provisions of this paragraph.

3. LIEN: Hawthorne shall have a lien on all tapes and other property delivered by Client to Hawthorne until the balance of the account due to Hawthorne has been paid.

4.  	DELIVERY:  Orders will be filled as rapidly as is practical, taking into consideration the order of service requests by Client, and Hawthorne plant capacity; delivery dates are approximate. If conditions arise which prevent compliance with delivery schedule, Hawthorne will not be liable to Client or any other person for any losses, damages, liability or delay in delivery, nor for failure to give notice of delay. Without limiting the generality of the foregoing, Hawthorne shall not be liable for any delay by reason of events of force majeure or other causes beyond its control.

5. LIMITATION OF LIABILITY AND LIMITATION OF WARRANTY: Client's tapes and other materials are handled by Hawthorne only and solely at Client's risk, and Hawthorne shall not be liable for any loss of or damage to such materials, or for any injury to earnings, profits or goodwill suffered by reason of such loss or damage, from any cause whatsoever, including but not limited to negligence, affirmative or otherwise, of its agents, employees or persons acting under its direction or control. Client further understands that Hawthorne does not carry insurance covering Client's tapes or other property and it shall therefore be Client's responsibility, at its own expense to insure all tapes. In addition, Hawthorne will not be liable for any damage or loss which occurs in transit from Hawthorne to Client or from Hawthorne to Client's designee. For instance, Hawthorne will not be liable for damage or loss of tapes incurred in transit from Hawthorne to broadcast stations. In no event shall Hawthorne be liable for loss or damage to any tapes delivered to it or to any tape Hawthorne delivers to Client or Client's designee for any amount in excess of the replacement value of the raw stock involved.

6. EQUIPMENT FAILURE: Hawthorne will use its best efforts to ensure that all equipment will be in working condition. In the event of equipment failure, Hawthorne will use its best efforts to expediently fix faulty equipment. However, Hawthorne will assume no liability for delays which occur because of equipment failure.

7. MODIFICATION: These terms of business can only be modified by an instrument in writing signed by an authorized representative of Hawthorne.

"MARKETING GUIDELINES FOR ELECTRONIC RETAILERS"

The Electronic Retailing Association ("ERA") believes that consumer confidence is the key to the continued growth and success of the electronic retailing industry. In order to encourage fair, ethical, and responsible marketing practices that will promote consumer confidence in electronic retailing, ERA has adopted the following "Marketing Guidelines for Electronic Retailers," which apply to all television or radio advertisements produced or disseminated by ERA members.

General Principles

ERA members should be aware of the laws and regulations that govern advertising and marketing practices, and conduct their business in compliance with those laws and regulations.

ERA members should encourage the companies or individuals with whom they do business to follow the principles set forth in these Marketing
Guidelines, and should not do business with firms that engage in dishonest or unethical business practices.

Most importantly, ERA members should tell the truth, the whole truth, and nothing but the truth to consumers.

General Guidelines for Advertising

No ERA member shall produce or disseminate any television or radio advertisement that has a deceptive format (i.e., that appears to be a bona fide information or entertainment program created by a disinterested party solely for the purpose of providing information or entertainment) or that otherwise purports to be something other than an advertisement.

Each television or radio advertisement that is more than 15 minutes long must be preceded and concluded with clear and prominent audio or video disclosures that the program is a paid advertisement for [name of product or service]. Similar disclosures also should be made prior to each ordering opportunity. In addition, each such advertisement should include a clear and prominent audio or video disclosure identifying the name of the party who sponsored, paid for or furnished the program.

All statements made in an advertisement shall be truthful and not misleading, whether or not they are specifically made with respect to the product or service being marketed.

Advertisements must not contain deceptive implied claims, nor omit material information, the disclosure of which is necessary to prevent the advertisement from being deceptive. Any necessary qualifying disclosures should be legible (or audible) and understandable.

Comparative advertising should inform buyers of the benefits of the advertiser's product, and not run down a competitor's product.
Comparisons should be presented fairly and accurately rather than in a contemptuous manner intended to degrade the competitive product.

All statements regarding prices and costs must be truthful and substantiated. For example, if an advertiser claims that the current price for an advertised product is less than a former price, the former price must be a bona fide price at which the product actually was offered for sale. Comparative price advertising should compare only actual prices for comparable products and must not be otherwise misleading. When "free" or similar representations are made, any conditions or obligations upon which receipt of the "free" item are contingent should be disclosed, and the cost of the "free" merchandise should not be recovered by marking up the regular price of the product that must be purchased in order to receive the "free" product, or by lowering the quality or quantity of the product that must be purchased.

Advertising should not disparage any person or group on the grounds of race, religion, national origin, gender, age, or sexual orientation, or include indecent or offensive content.

Particular care shall be taken in advertisements for products designed for use by children. Any such advertising should comply with ERA's "Guidelines for Marketing Children's Products" and with the "Self-Regulatory Guidelines for Children's Advertising" issued by the Council of Better Business Bureaus' Children's Advertising Review Unit. No program-length commercial shall be produced primarily for an audience of children twelve years old and under.

Claims Substantiation

There must be a reasonable basis, consisting of competent and reliable evidence, for all express or implied objective claims made for a product or service.

If the programming contains an express or implied representation that a claim's truth has been scientifically established or proven, the advertiser must possess a sufficient level of evidence to convince the relevant scientific community of the claim's truthfulness. At a minimum, an advertiser should always have the amount and kind of substantiation that it claims it has.

Particular care should be taken to substantiate health or safety claims for products such as dietary supplements, drugs, diet and exercise products, and medical devices. All representations regarding the safety or efficacy of such products or services must be substantiated by competent and reliable scientific evidence.

Demonstrations of the product being marketed or a competing product must not misrepresent any material feature of that product or the product's actual performance in real-life conditions. All demonstrations must actually take place as represented or the details of the demonstration (such as the actual elapsed time) must be disclosed.

Comparative advertising claims, whether about a competing product or the advertiser's own product, must be truthful and substantiated in the same manner as any other objective claim. Comparative tests and demonstrations of competing products must take into account the purpose for which the products are intended, the manner in which they are normally used by the consumer, and the instructions for use that accompany the products. Testimonials and Endorsements

Testimonials and endorsements may not make representations that would be deceptive or could not be substantiated if the advertiser made them directly.

All testimonials from consumers shall reflect the honest opinions, findings, beliefs or experiences of the consumer and be generally representative of the results to be expected by the average consumer. Alternatively, the advertiser may clearly and prominently disclaim that the experiences of the consumer offering the testimonial are not representative of the results to be expected by the average consumer, or disclose what results the average consumer can expect.

If an advertisement represents that an endorser uses the endorsed product, then the endorser must have been a bona fide user of the product at the time the endorsement was made. The advertiser should not continue to use an endorsement without reason to believe that the endorser remains a bona fide user of the product.

When an advertisement represents that an endorser is an expert, the endorser's qualifications must in fact give him or her the expertise that he or she is represented as possessing. An expert's endorsement must be supported by an actual evaluation, examination or testing of the product or service he or she is endorsing that is at least as extensive as an expert in that field would normally conduct in order to support the conclusions presented in the endorsement. An advertiser should not continue to use an expert endorsement without reason to believe that the views expressed in the expert's endorsement continue to represent his or her views.

Any "material connection" between an advertiser and an endorser that is not reasonably expected by the audience and that would have a significant effect on the weight or credibility given to the endorsement by that audience - e.g., a family or business relationship - must be disclosed. (Audiences expect expert or celebrity endorsers to be compensated, so payments to expert or celebrity endorsers need not be disclosed.)

Disclosure of Costs and Other Material Terms of an Offer

The terms of an advertised offer should be sufficiently clear and complete so that the average consumer will understand what is being offered, what it costs, and what his or her ongoing commitments or obligations are, if any, prior to purchase of the advertised product or service. The advertiser should make it clear if accessories or other items depicted or mentioned in an advertisement are optional and not included in the advertised price. All costs related to an offer (including postage and handling, taxes, etc.) must be disclosed.

Offers involving continuity programs should comply with ERA's "Guidelines for Continuity Programs." The material terms and conditions of a continuity program must be conveyed to consumers before their orders are accepted.

The cost of calling an advertised 900 number or an audiotext service must be clearly and prominently disclosed in advertising. Callers to a pay-per-call service should hear an introductory disclosure message, or "preamble," at the beginning of their calls that discloses the cost of the call and contains the other disclosures prescribed by law, and should be given the opportunity to terminate the call during the preamble without incurring any charge. Members should not place any charges on telephone bills when they know or should have known that the charge was not authorized by the consumer responsible for paying the telephone bill.

Warranties

Advertising claims relating to a product warranty must be truthful and consistent with the terms of that warranty, and the advertiser should disclose any material conditions, limitations, or charges relating to the warranty. Any warranty offered with a consumer product should be properly designated as "full" or "limited," and should contain the basic information required by law (e.g., what the warranty covers and does not cover, what the period of coverage is, what the warrantor will do to correct problems, how the customer can obtain warranty service, and how state law affects the customer's rights under the warranty). Any requests for repairs, replacement products, or refunds under the terms of a warranty should be honored promptly.

A copy of the warranty must be made available free of charge to any consumer who requests one in writing, and advertisements that mention a warranty should tell consumers how to obtain a copy of that warranty.

Order Fulfillment, Money-Back Refunds, and Collection and Use of
Personal Information

An ERA member should not advertise and offer merchandise for sale unless it has a reasonable basis to believe that it will be able to ship that merchandise within the time specified in the offer (or, if no time is specified in the offer, within 30 days after receipt of an order). A member should not charge a customer's credit card account, debit a customer's checking account, or cash a customer's check or money order until the order is shipped. If after receiving an order the marketer learns that the product cannot be shipped on a timely basis, it should notify its customers of that fact, allow them to cancel their orders if they wish, and make any necessary refunds promptly. A marketer should not substitute merchandise that materially differs from that ordered by a customer unless the customer agrees to the substitution.

A marketer who offers a satisfaction or "money-back" guarantee to its customers should honor valid refund requests promptly. Any advertisement that mentions a money-back guarantee should disclose any material limitations or exceptions that may apply to that guarantee (e.g., "less shipping and handling"). Any marketer who offers a money-back guarantee should maintain an adequate reserve or otherwise ensure the availability of funds to satisfy refund requests.

An ERA member who offers consumers a "free trial" of an advertised product should not charge the customer's credit card, debit his or her checking account, or cash his or her check or money order until the free trial period has expired.

A marketer should provide its customers with an address and/or telephone number to use to communicate any complaints, inquiries, or refund requests, and should take all reasonable steps to respond to such complaints, inquiries, or refund requests promptly and courteously.

ERA members who collect personal information from consumers should not misrepresent the purposes to which that information may be put. If a consumer requests that his or her personal information not be rented, sold, or exchanged by a member, that request should be honored. A member should not rent, sell, or otherwise provide a consumer's credit card number, checking account number, or similar information to a third party (other than a third party who assists the member to process or complete authorized purchases or other transactions) without the consumer's express authorization.

Self-Certification/Enforcement

Subscription to these Marketing Guidelines is a condition of ERA membership. Members shall have the right to certify their compliance with these guidelines to members of the general public and the media. Willful violation of the Marketing Guidelines is a basis for expulsion from the Association.